Exhibit 10.1

AMENDMENT TO THE

DEAN FOODS COMPANY

2007 STOCK INCENTIVE PLAN

WHEREAS, Dean Foods Company (the “Company”) adopted the Dean Foods Company 2007 Stock Incentive Plan (the “Plan”), April 2, 2007; and

WHEREAS, pursuant to Section 10, the Company has reserved the right to amend the Plan; and

WHEREAS, the Company has determined that it is appropriate to amend the Plan such that any awards granted under the 2007 Plan after December 31, 2014 will not automatically vest upon the occurrence of a change in control so long as they continue in effect on terms that are no less favorable than were applicable immediately prior to change in control.

NOW, THEREFORE, the Plan is amended, effective as of November 12, 2014 to provide that:

1. Section 9 of the Plan is amended to delete such section in its entirety and to replace such Section 9 in its entirety, to read as follows:

SECTION 9. CHANGE IN CONTROL

(a) Awards Not Replaced By Alternative Awards. Except to the extent that an Alternative Award is provided to a Participant in accordance with Section 9(b) with respect to any Award granted after December 31, 2014, or except as may otherwise be provided in an employment or individual severance agreement or between a Participant and an Employer or an Award Agreement, upon a Change in Control (i) all outstanding Options shall become vested and exercisable immediately, (ii) the Restriction Period on all outstanding Restricted Stock and Restricted Stock Units shall lapse immediately and (iii) all outstanding Performance Awards, Performance Shares and Performance Units shall become vested and payable in the amounts determined as provided below. Each outstanding Performance Award, Performance Share and Performance Unit shall be canceled in exchange for a payment equal to the greater of the amount that would have been payable in respect to such Award (a) had the performance with respect thereto been achieved at target or (b) based on the actual performance to the date of the Change in Control (or the closest date to the Change in Control as of which such performance may reasonably be determined). Additionally, the Committee (as constituted prior to the Change in Control) may provide that in connection with the Change in Control (i) each Option shall be canceled in exchange for a payment in an amount equal to the excess, if any, of the Fair

Market Value over the exercise price for such Option, with any Option having an exercise price at or below such Fair Market Value cancelled for a payment of zero, and (ii) each share of Restricted Stock and each Restricted Stock Unit shall be canceled in exchange for a payment in an amount equal to the Fair Market Value, multiplied by the number of shares of Stock covered by such Award. Any amounts payable in accordance with this Section 9(a) shall be made in cash or, if determined by the Committee (as constituted prior to the Change in Control), in shares of the stock of the New Employer that are registered and freely tradable on an established U.S. securities market and that have an aggregate fair market value equal to the amount otherwise payable in cash, or in a combination of such shares of New Employer stock and cash. All amounts payable under this Section 9(a) shall be payable in full, as soon as reasonably practicable, but in no event later than ten business days, following the Change in Control. For purposes hereof, the fair market value of one share of common stock of the New Employer shall be determined on the date the Change of Control occurs applying the definition of Fair Market Value hereunder to the New Employer common stock.

(b) Alternative Awards. Notwithstanding the provisions of Section 9(a), no cancellation, acceleration of exercisability, vesting, issuance of shares, cash settlement or other payment shall occur with respect to any Award or any class of Awards, in either case, granted after December 31, 2014, if such Award or class of Awards shall be honored or assumed, or new rights substituted therefor (such honored, assumed or substituted award hereinafter called an “Alternative Award”) by a New Employer immediately following the Change in Control, provided that the Committee reasonably determines in good faith prior to the occurrence of a Change in Control that such Alternative Award will:

(i) be based on stock which is traded on an established U.S. securities market, or which will be so traded within 60 days following the Change in Control;

(ii) provide such Participant (or each Participant in a class of Participants) with rights and entitlements substantially equivalent to or better than the rights and entitlements applicable under such Award, including, but not limited to, an identical or better exercise or vesting schedule and identical or better timing and methods of payment;

(iii) in the case of any Alternative Award provided in respect of any Award other than Performance Awards, Performance Shares and Performance Units, have substantially equivalent economic value to such Award (as determined by the Committee as constituted immediately prior to the Change in Control, in its sole discretion) promptly after the Change in Control;

(iv) in the case of any Alternative Award provided in respect of any Performance Awards, Performance Shares and Performance Units, relate to a number of shares of restricted stock (or a contractual right to receive a number of shares of the stock) of the New Employer having a fair market value at the date of the Change in Control equal to the amount that would have been payable in respect of such Performance Awards, Performance Shares or Performance Units at the time of the Change in Control under the provisions of Section 9(a) and that will become vested, if at all, subject to the continued performance of services by the Participant through the date the applicable performance period would otherwise have lapsed or, if earlier, the date of the Participant’s death or termination of employment due to Disability;

(v) have terms and conditions which provide that if the Participant’s employment is involuntarily terminated or constructively terminated (other than for Cause) upon or within two years following such Change in Control, any forfeiture conditions related to a Participant’s rights under, or any restrictions on transfer or exercisability applicable to, each such Alternative Award (including any Alternative Award related to New Employer restricted stock or restricted stock units issued in respect of a Performance Award, Performance Share or Performance Unit pursuant to subclause (iv) above) shall be waived or shall lapse, as the case may be. For this purpose, a constructive termination shall have the meaning specified in an employment or individual severance agreement between a Participant and an Employer or in Award Agreement or, if no such agreement shall be in effect as to the Participant, shall mean a termination of employment by a Participant following a material reduction in the Participant’s compensation or the relocation of the Participant’s principal place of employment to another location more than 50 miles farther away from the Participant’s home than the Participant’s prior principal place of employment, in each case, without the Participant’s prior written consent.

Notwithstanding the foregoing provisions of this Section 9(b), any Restricted Stock Units that are deferred compensation subject to Code Section 409A shall not be subject to the provisions of this Section 9(b) and, upon a Change in Control, the Restricted Period of each such Restricted Stock Unit Award shall expire, all such Restricted Stock Units shall become nonforfeitable, and payment of such Restricted Stock Units shall be made within thirty (30) days after the Change in Control.

(c) Termination of Service Prior to Change in Control. In the event that any Change in Control occurs as a result of any transaction described in clause (iii) or (iv) of the definition of such term, any Participant whose Service is involuntarily terminated by an Employer other than for Cause or is terminated due to a Special Termination, in either case, on or after the date on which the shareholders of the Company approve the transaction giving rise to the Change in Control, but prior to the consummation thereof, shall be treated, solely for purposes of this Plan (including, without limitation, this Section 9), as continuing in Service until the occurrence of such Change in Control and to have been terminated immediately thereafter.

2. Except as specifically provided for in this Amendment, the terms and conditions of the Plan remain in full force and effect.

IN WITNESS WHEREOF, DEAN FOODS Company has caused this amendment to the 2007 Stock Incentive Plan to be executed by a duly authorized officer on the date specified below.

DEAN FOODS COMPANY

/s/ Kim Warmbier
Executive Vice President, Human
Resources

4